Exhibit 10.2

August 4, 2022

Personal and Confidential

Re: Amendment to Offer Letter

Dear Alan:

This amendment (this “Amendment”) will serve to implement certain changes to your Offer Letter with Synaptogenix Inc. (the “Company”), dated December 7, 2020 (the “Agreement”).  Capitalized terms used but not defined herein shall have the meaning attributed by the Agreement.

1.	Term. Section 2 of the Agreement is deleted in its entirety and replaced with the following:

“2.       Term. Your employment pursuant to this Offer commenced on December 7, 2020 (the “Effective Date”) and shall continue until June 7, 2023 (the “Term”); provided the Term shall be extended, at your election, for an additional six (6) month period (the “Extension Term”) upon your written notice to the Company at least thirty (30) days prior to June 7, 2023. Notwithstanding the foregoing, the Company may cancel the Extension Term (and/or your ability to extend the Term) upon the Company’s written notice to you at least one (1) week prior to such cancellation.”

2.	Severance. Section 7 of the Agreement is deleted in its entirety and replaced with the following:

“7. Severance.

(a)

If you are terminated by the Company without Cause (as defined below), you will be entitled to severance equal to six (6) months of your Base Salary, payable in the form of a salary continuation over the six (6) month period following your termination.  The severance will be paid pursuant to the Company’s payroll schedule then in effect commencing on the sixtieth (60th) day following your termination date, with such first installment to include and satisfy all installments that would have otherwise been made up to such date assuming for such purpose that the installments had commenced on the first payroll date following your termination date.  For the avoidance of doubt, a termination due to expiration of the Term (including, without limitation, by election of the Company not to extend the Term) shall not be treated as a termination without Cause and no severance shall be payable.

(b)

As a condition precedent to receiving any severance payments, you must execute (without revocation) a separation agreement in a form to be provided by the Company (the “Release”), which Release shall include a general release of all claims against the Company and its affiliates. The Release must be effective and irrevocable prior to the sixtieth (60th) day following the Termination Date.  If you fail to execute the Release pursuant to this Section, you shall forfeit and not be entitled to any severance hereunder.

(c)	For purposes of this Agreement, “Cause” means, the good faith determination by the Company of any of the following: (i) your engaging in any acts of fraud, theft, or embezzlement involving the Company or its affiliates; (ii) your willful or gross neglect of the material duties or responsibilities of your position; (iii) your engaging in any willful material act of dishonesty in connection with your responsibilities; (iv) your indictment, including any plea of guilty or nolo contendere, of any felony or crime of moral turpitude which the Company reasonably determines is relevant to your position or is damaging to the reputation or business of the Company or its affiliates; (v) any conduct or omission which could reasonably be expected to, or which does, cause the Company or its affiliates material public disgrace, disrepute or economic harm; (vi) your material violation of any written policies or procedures of the Company or its affiliates; and/or (vii) your breach of any of the material terms of any written agreement with the Company or its affiliates.  With respect to subsections (ii), (vi) and (vii), you shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

3.

No Other Changes. Except as expressly set forth in this Amendment, there have been no other changes or modifications to the Agreement, and the Agreement remains otherwise unchanged and in full force and effect.

You may accept this Amendment by countersigning below where indicated and returning it to me.

Best Regards,

Synaptogenix Inc.

/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer

Agreed to and Accepted:

/s/ Alan J.Tuchman
Dr. Alan J. Tuchman
Date:	8/4/2022